Exhibit 10.20

January 22, 2025

Dear Liz:

We are delighted to welcome you as a member of the Board of Directors (the “Board”) of Solo Brands, Inc. (the “Company”). This letter provides an overview of your role and responsibilities as a director of the Company and certain applicable securities rules, and summarizes the Company’s compensation and expense reimbursement policies for Board members. This letter also provides an overview of certain other corporate governance policies and procedures applicable to directors. Copies of our compensation and corporate governance policies, as well as the charters of our standing Board committees are enclosed with this letter for your reference.

Board Compensation

Our Non-Employee Director Compensation Policy, which will be reviewed periodically by the Compensation Committee, provides that non-employee directors will be paid an annual cash retainer for service on the Board. In addition, members of the Board’s committees will be entitled to additional retainers for service as a Chairperson or member of a committee as set forth in the Policy.

The current program also provides for an annual grant of an award of restricted stock units that will be done through Fidelity.

Expense Reimbursement

As a member of the Board, you will be reimbursed for reasonable travel and other out-of- pocket expenses incurred in connection with your service as a director (such as traveling to and from Board and committee meetings when applicable) and consistent with the Company’s expense reimbursement policies. Please keep copies of all bills, receipts or other documentation of your reimbursable expenses and promptly submit the documentation with your requests for reimbursement.

Fiduciary Duties

The Board is responsible for overseeing the general management of the Company’s business for the benefit of the Company and its stockholders. While you, as a director, will not be making day-to-day operational decisions, it is your role to provide direction and oversight of the Company’s strategy and business and, by extension, oversee management. Under the Delaware General Corporation Law (the “DGCL”) and related case law, you owe fiduciary duties to the Company and its stockholders, including the duty of care, the duty of loyalty and the duty of disclosure.

The duty of care is one of the most fundamental aspects of being a corporate director.
As a member of the Board, you are required to act in good faith, with the care an ordinarily reasonable person would use in the circumstances, and in the best interest of the Company and its stockholders. You have a duty to make deliberate, informed decisions by assuming an active role throughout the entire decision-making process. In carrying out your duty of care, you are expected to educate yourself on the Company’s business, thoroughly review Board materials, actively participate in discussions at Board meetings, ask questions of management, contribute to the Board’s record-keeping processes and obtain the advice of financial and legal advisors and other experts where necessary.

The duty of loyalty requires you wear your “director hat” and act in the best interests of the Company and its stockholders at all times. This includes not taking opportunities that arise for yourself before offering them to the Company, and not divulging or using the Company’s confidential information for your own personal gain. You are prohibited from receiving improper personal benefits while serving as a member of the Board, and must avoid situations that would create a conflict of interest or the appearance of a conflict of interest. A subset of the duty of loyalty also requires directors to oversee the Company’s risk management. We expect that our Board members will participate in the monitoring of the Company’s key operational, financial and legal and regulatory risks, and work to implement and maintain Board-level processes to monitor the Company’s compliance with applicable laws, regulations and Company protocols.

In fulfilling your duties of care and loyalty, you are required to disclose all material information to your fellow directors, including facts that could raise a question about your independence in considering a matter and, when stockholder action is sought, to the Company’s stockholders. You are prohibited from misleading stockholders and fellow directors.

Conflicts of Interest and Related Party Transactions

As noted above, as a director, you must refrain from engaging in any activity that creates a conflict of interest or the appearance of a conflict of interest. A conflict of interest occurs when your personal interest interferes with the interests of the Company, and can arise in a variety of situations. Common situations that could give rise to a conflict of interest include a director working for, serving on the board of directors of, or having a material financial interest in a material competitor, customer or supplier of the Company. If you suspect you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to the Company’s General Counsel or the Chair of the Audit Committee. Please refer to the Company’s Code of Business Conduct and Ethics for additional information.

In some cases, due to a relationship you have with another person or entity, a transaction that the Company desires to pursue involving that other person or entity may constitute a “related person transaction” under the rules of the Securities and Exchange Commission, or SEC. A related person transaction is generally defined as a transaction, arrangement or relationship (or any series of transactions, arrangements or relationships), in which the Company (including any of its subsidiaries) is a participant and the amount involved exceeds $120,000 and in which any “related person” (which includes a director and any member of a director’s immediate family) has, or will have, a direct or indirect material interest. In accordance with the Company’s Related Person Transaction Policy and Procedures, related person transactions are required to be disclosed to the Company’s General Counsel, approved by the Audit Committee and disclosed in the Company’s Annual Report on Form 10-K or annual proxy statement in accordance with SEC rules. Some transactions that do not create an actual conflict of interest may nonetheless constitute related person transactions that are required to be disclosed. Please refer to the Company’s Related Person Transaction Policy and Procedures for more information.

Liability

In connection with your service as a director of the Company, you could potentially be subject to liability for any breach of your fiduciary duties under Delaware law. In addition, because you will be responsible for signing the Company’s Annual Report on Form 10-K and registration statements, you may also be subject to liability under certain securities laws if the Company’s disclosure is determined to contain material misstatements or omit material information.

Indemnification

The Company’s bylaws provide you with indemnification to the fullest extent permitted by the DGCL. The DGCL requires the Company to indemnify its directors when a director is successful on the merits in a proceeding arising out of his or her service to the Company, and permits us to indemnify our directors in certain other circumstances, so long as the director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to a criminal proceeding, where the director had no reason to believe that his or her conduct was unlawful. Delaware law also authorizes the Company to pay the expenses a director incurs in defending against a proceeding in advance of the determination of whether the director is entitled to indemnification. In connection with your election to the Board, you entered into an Indemnification Agreement with the Company. A copy of your Indemnification Agreement is enclosed with this letter.

Independence

After reviewing your background and qualifications for service and your completed director questionnaire, the Board has determined that certain directors qualify as independent under the rules of the New York Stock Exchange. The New York Stock Exchange independence rules contain a series of bright-line independence tests, as well as a general requirement for the Board to determine that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has also determined that certain directors meet heightened independence criteria for service on the Audit Committee of the Board. Each year, in advance of filing the Company’s Annual Report on Form 10-K and proxy statement for the Company’s annual meeting of stockholders, the Company will ask you to complete an updated director questionnaire, and the Board will re-evaluate your independence. In connection with any potential conflict of interest or related party transaction, the Board will also evaluate whether the situation could have an impact on your independence as a director or committee member.

Insider Trading Compliance

As a member of the Board, you will become privy to confidential and often material information about the Company’s operations, strategy and financial results and goals. Consistent with the Company’s Insider Trading Compliance Policy and to foster compliance with the SEC’s rules on insider trading, you are prohibited from trading in the Company’s securities while in possession of material nonpublic information about the Company. In addition, you are prohibited from recommending, “tipping” or suggesting that anyone else trade in the Company’s securities on the basis of material non-public information. These prohibitions also apply with respect to the securities of other companies, if you obtain material nonpublic information about another company while serving on the Board.

Each fiscal quarter, you will be subject to our quarterly trading “black-out period,” which will begin 14 calendar days prior to the end of the quarter, and ends upon completion of two full trading days following the pubic release of earnings data for the Company for such fiscal period (e.g., through the issuance of an earnings press release for the quarter). During this period, you will be prohibited from buying or selling the Company’s securities, except in accordance with a previously-established 10b5-1 trading plan that has been pre-approved in accordance with the Insider Trading Compliance Policy. In addition, management may in certain cases impose transaction-specific blackout periods.

Under the Insider Trading Compliance Policy, you are at all times prohibited from engaging in transactions such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities. You are also prohibited from pledging the Company’s securities, unless otherwise approved by the Board, and engaging in short sales of the Company’s securities.

Should you ever wish to engage in any transaction in the Company’s securities, even those not involving a purchase or sale, you must request pre-clearance from the Company’s General Counsel at least two business days in advance of the proposed transaction.

A copy of the Company’s Insider Trading Compliance Policy is attached. Please sign and return the acknowledgment included at the end of such Policy to Chris Blevins by e-mail to chris.blevins@solobrands.com.

Section 16 Reporting

Under Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), you are required to file a “Form 4” within two business days of any transaction in the Company’s equity securities that results in a change in your beneficial ownership (including an open market purchase or sale, the grant of a stock option, restricted stock unit, restricted stock or other form of equity, and the exercise of a stock option, among other transactions). Certain transactions, such as gifts of Company stock, may be reported following the end of the Company’s fiscal year on a “Form 5”.

Under Section 16, you are personally liable for the failure to file required reports on a timely basis, and disclosure about any non-timely filings will be required in the Company’s proxy statement. To assist you in meeting required filing deadlines, the General Counsel or his designee will prepare and file your Section 16 reports for all approved transactions on your behalf, following pre-clearance of the proposed transaction. Please see our Section 16 Compliance Program for more information.

Recovery of Profits under Section 16(b)

Under Section 16(b) of the Exchange Act, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information. The liability of an insider under Section 16(b) is only to the Company itself, but the

Company cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations.

Rule 144

As an affiliate of the Company, your sales of the Company securities must comply with the requirements of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”). Rule 144 imposes certain volume limitations on sales of Company securities in a three-month period, and also regulates the method by which sales can take place. In addition, a notice of sale (Form 144) may be required to be filed with the SEC at the time of sale. Brokers generally have internal procedures for executing sales in compliance with Rule 144 and will assist you in completing the Form 144 and complying with the other requirements of the rule.

Regulation FD

Regulation FD prohibits the selective disclosure of material information to analysts or investors. We take compliance with Regulation FD seriously. This means that whenever we disclose material information about the Company to analysts and investors, we will also disclose the information to the public. The Company has designated certain individuals as “spokespersons” who are responsible for communicating with analysts, investors and representatives of the media. As a director, you should not communicate information about the Company to analysts, investors or representatives of the media, except at the request of the Company’s designated spokespersons. Even then, your communication will involve coordination with management to be certain that the disclosure is being properly made. For more information on the Company’s policies and procedures regarding public communications and Regulation FD, refer to the Company’s Guidelines for Corporate Disclosure.

Changes in your Principal Occupation or Joining Another Board

Our Corporate Governance Guidelines require that if you have a material change in your principal occupation or become aware of circumstances that may adversely reflect upon you or the Company, you must notify the Chair of the Nominating and Corporate Governance Committee. In addition, should you wish to join the board of directors of any other organization, whether for-profit or not-for-profit, you must notify the Chair of the Board, the Chair of the Nominating and Corporate Governance Committee and the General Counsel prior to accepting any such position.

We are excited to have you as a member of our Board, and hope that you will find the experience to be rewarding both personally and professionally. Please do not hesitate to contact me if you have any questions.

Sincerely,

/s/ Chris Blevins

Interim General Counsel

Sent via email:
Audit Committee Charter
Compensation Committee Charter
Nominating & Corporate Governance Committee Charter
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Guidelines for Corporate Disclosure
Insider Trading Compliance Policy
Non-Employee Director Compensation Policy
Related Person Transaction Policy and Procedures
Section 16 Compliance Program